Exhibit 24

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jason Chen and Lyndon Bass, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K and any or all amendments thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

	Signature	Title	Date

By	/s/ Jason Chen	Chief Executive Officer and Chairman of the Board	October 20, 2025
	Jason Chen	(Principal Executive Officer)

By	/s/ Lynden Bass	Chief Financial Officer and Director	October 20, 2025
	Lynden Bass	(Principal Financial and Accounting Officer)

By	/s/ Dennis Streppa	Director	October 20, 2025
Dennis Streppa

By	/s/ Scott R. Burell	Director	October 20, 2025
Scott R. Burell

By	/s/ Max Baucus	Director	October 20, 2025
Max Baucus

By	/s/ F. Samuel Eberts III	Director	October 20, 2025
F. Samuel Eberts III

By	/s/ Barrett Mooney	Director	October 20, 2025
Barrett Mooney